Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated February 25, 2016

(Relating to Preliminary Prospectus Supplement Dated February 25, 2016)

Registration Statement File No. 333-208284

This free writing prospectus relates to STORE Capital Corporation’s preliminary prospectus supplement, dated February 25, 2016 (the “Preliminary Prospectus Supplement”), and the related prospectus (the “Prospectus”) forming part of STORE Capital Corporation’s registration statement on Form S-3 (File No. 333-208284). The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and the Prospectus. In all other respects, this free writing prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus. Unless the context requires otherwise, references in this free writing prospectus to “we,” “our” and “us” refer to STORE Capital Corporation and its subsidiaries.

Lock-Up Agreements

The description on page S-35 of the Preliminary Prospectus Supplement of the lock-up agreements entered into in connection with the offering described in the Preliminary Prospectus Supplement is updated to read as follows:

We and our officers and directors and STORE Holding have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. These agreements with our directors and officers and STORE Holding contain customary exceptions including, among others, the following, subject to certain restrictions:

•	certain bona fide gifts;

•	transfers in connection with certain change in control transactions;

•	the entry into certain trading plans under Rule 10b5-1, so long as, among other things, sales are not permitted to be made pursuant to such plans during the lock-up period; and

•	certain dispositions to satisfy tax withholding requirements.

The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

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STORE Capital Corporation has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Goldman, Sachs & Co., via telephone: (866) 471-2526, email: prospectus-ny@ny.email.gs.com, or standard mail: Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department.